EXHIBIT 5.1

Orrick, Herrington & Sutcliffe LLP

THE ORRICK BUILDING
405 HOWARD STREET
SAN FRANCISCO, CA 94105-2669

+1-415-773-5700

orrick.com

May 24, 2024

Synopsys, Inc.

675 Almanor Ave.

Sunnyvale, California 94085

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Synopsys, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration of up to 3,400,000 shares of the Company’s common stock, par value of $0.01 per share (“Shares”), reserved for issuance pursuant to the Company’s 2006 Employee Equity Incentive Plan, as amended (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s amended and restated certificate of incorporation, as amended and restated through the date hereof, (ii) the Company’s amended and restated bylaws, as amended and restated through the date hereof, (iii) the Registration Statement, (iv) the Plan, and (v) such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other agreements, documents and instruments as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

May 24, 2024

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be issued pursuant to the terms of the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP